Exhibit 21.1
SUBSIDIARIES OF CBOE GLOBAL MARKETS, INC.
AS OF DECEMBER 31, 2025
The below is a list of Cboe Global Markets, Inc.’s subsidiaries as of December 31, 2025, and the states or jurisdictions in which they are organized:

Name of Subsidiary	Jurisdiction of Organization
BIDS Holdings L.P.	Delaware
Cboe Asia Pacific Holdings Ltd.	Hong Kong
Cboe Bats, LLC	Delaware
Cboe BYX Exchange, Inc.	Delaware
Cboe BZX Exchange, Inc.	Delaware
Cboe C2 Exchange, Inc.	Delaware
Cboe Clear Europe N.V.	Netherlands
Cboe EDGX Exchange, Inc.	Delaware
Cboe Europe B.V.	Netherlands
Cboe Europe Limited	England and Wales
Cboe Exchange, Inc.	Delaware
Cboe Futures Exchange, LLC	Delaware
Cboe FX Markets, LLC	Delaware
Cboe Services Company	Delaware
Omicron Acquisition Corp.	Delaware
Pursuant to Item 601(b)(21)(ii) of Regulation S-K under the Exchange Act, subsidiaries may be excluded if, when considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a “significant subsidiary” as defined by Rule 1-02(w) of Regulation S-X under the Securities Act (“Reg S-X”). Therefore, a listed subsidiary may not individually be deemed a “significant subsidiary” under Rule 1-02(w) of Reg S-X, rather, included to meet such aggregation requirements.